Exhibit 4.1

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

dated as of

November 22, 2010

between

DYNEGY INC.

and

MELLON INVESTOR SERVICES LLC,

as Rights Agent

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

1.1	Definitions	2

ARTICLE II

THE RIGHTS

2.1	Summary of Rights	17
2.2	Legend on Common Stock Certificates	17
2.3	Exercise of Rights; Separation of Rights	19
2.4	Adjustments to Exercise Price; Number of Rights	23
2.5	Date on Which Exercise is Effective	25
2.6	Execution, Authentication, Delivery and Dating of Rights Certificates	26
2.7	Registration, Registration of Transfer and Exchange	27
2.8	Mutilated, Destroyed, Lost and Stolen Rights Certificates	28
2.9	Persons Deemed Owners	29
2.10	Delivery and Cancellation of Certificates	30
2.11	Agreement of Rights Holders	30

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN
THE EVENT OF CERTAIN TRANSACTIONS

3.1	Flip-in	32
3.2	Flip-over	37

ARTICLE IV

THE RIGHTS AGENT

4.1	General	39
4.2	Merger or Consolidation or Change of Name of Rights Agent	40
4.3	Duties of Rights Agent	41
4.4	Change of Rights Agent	46

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ARTICLE V

MISCELLANEOUS

5.1	Termination	48
5.2	Expiration	48
5.3	Issuance of New Rights Certificates	48
5.4	Supplements and Amendments	49
5.5	Fractional Shares	50
5.6	Rights of Action	51
5.7	Holder of Rights Not Deemed a Stockholder	52
5.8	Notice of Proposed Actions	52
5.9	Notices	53
5.10	Suspension of Exercisability or Exchangeability	54
5.11	Costs of Enforcement	54
5.12	Successors	55
5.13	Benefits of this Agreement	55
5.14	Determination and Actions by the Board of Directors, etc	55
5.15	Descriptive Headings; Section References	56
5.16	GOVERNING LAW; EXCLUSIVE JURISDICTION	56
5.17	Counterparts	58
5.18	Severability	58
5.19	USA PATRIOT Act	58

EXHIBITS

Exhibit A	Form of Rights Certificate (together with Form of Election to Exercise)
Exhibit B	Form of Certificate of Designation and Terms of Participating Preferred Stock

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STOCKHOLDER PROTECTION RIGHTS AGREEMENT

STOCKHOLDER PROTECTION RIGHTS AGREEMENT (as amended from time to time, this “Agreement”), dated as of November 22, 2010, between Dynegy Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (a) authorized and declared a dividend of one right (“Right”) in respect of each share of Common Stock (as hereinafter defined) held of record as of the Close of Business (as hereinafter defined) on December 2, 2010 (the “Record Time”) payable in respect of each such share upon certification by the New York Stock Exchange (the “NYSE”) to the Securities and Exchange Commission that the Rights have been approved for listing and registration (the “Payment Time”) and (b) as provided in Section 2.4, authorized the issuance of one Right in respect of each share of Common Stock issued after the Record Time and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.3, each share of Common Stock issued after the Separation Time;

WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, after the Separation Time, to purchase securities or assets of the Company (or, in certain cases, securities of certain other entities) pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 10% or more of the outstanding shares of Common Stock at any time; provided, however, that the term “Acquiring Person” shall not include any Person (i) who is the Beneficial Owner of 10% or more of the outstanding shares of Common Stock at the time of the first public announcement of the adoption of this Agreement and who continuously thereafter is the Beneficial Owner of 10% or more of the outstanding shares of Common Stock, until such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Common Stock that, in the aggregate, amount to 0.1% or more of the outstanding shares of Common Stock, (ii) who becomes the Beneficial Owner of 10% or more of the outstanding shares of Common Stock after the time of the first public announcement of this Agreement solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Common Stock that, in the aggregate, amounts to 0.1% or more of the outstanding shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 10% or more of the outstanding shares of Common Stock or (iii) who becomes the Beneficial Owner of 10% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Company, in its sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock or otherwise deemed to be Beneficially Owned by such Person) so that such Person ceases to be the Beneficial Owner of 10% or more of the outstanding shares of Common Stock. In addition, the Company, any Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, (i) any securities as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be the beneficial owner pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, as such Rules are in effect on the date of this Agreement, (ii) any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to become the beneficial owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise and (iii) any securities that such Person or any of such Person’s Affiliates or Associates are determined to Constructively Own; provided, however, that a Person shall not be deemed the “Beneficial Owner”, or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security (A) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered security is accepted for payment or exchange or (B) solely because such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, unless such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). For purposes of this Agreement, in determining the percentage of the outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

“Board of Directors” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the States of New York or New Jersey are authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m. New York City time on such date or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

“commencement” of a tender or exchange offer or “commencing” a tender or exchange offer shall have the meaning set forth in Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act.

“Common Stock” shall mean the shares of Common Stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble.

A Person may be determined to “Constructively Own” shares of Common Stock in respect of which such Person has a Synthetic Long Position, calculated in the manner set forth below, if the Board of Directors, by a majority vote, determines that such Person is seeking to use the existence of such Synthetic Long Position, alone or in combination with other securities Beneficially Owned by such Person, for the purpose or effect of changing or influencing control of the Company. The number of shares of Common Stock in respect of a Synthetic Long Position that may be determined to be Constructively Owned is the notional or other number of shares of Common Stock in respect of such Synthetic Long Position that is specified in a filing by such Person or any of such Person’s Affiliates or Associates with the Securities and Exchange Commission or in the documentation evidencing such Synthetic Long Position as the basis upon which the value or settlement amount of such right or derivative, or the opportunity of the holder of such right or derivative to profit or share in any profit, is to be calculated in whole or in part or, if no such number of shares of Common Stock is specified in any filing or documentation, as determined by the Board of Directors in good faith to be the number of shares of Common Stock to which such Synthetic Long Position relates.

“Customer Identification Program” shall have the meaning set forth in Section 5.19.

“Election to Exercise” shall have the meaning set forth in Section 2.3(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).

“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $12.50.

“Expansion Factor” shall have the meaning set forth in Section 2.4(a).

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Termination Time, (iii) the Close of Business on the day following the certification of the voting results of the Company’s first annual meeting of stockholders (the “Triggering Stockholder Meeting”) after the filing of the Company’s annual report on Form 10-K pursuant to the Exchange Act for the fiscal year 2010, if at such Triggering Stockholder Meeting a proposal to approve this Agreement has not received the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy, entitled to vote and actually voted on such proposal (the “Required Vote”), (iv) the Close of Business on the day following the certification of the voting results of any annual meeting of Company stockholders after the Triggering Annual Meeting, at which annual meeting a proposal to approve this Agreement has not received the Required Vote, and (v) immediately prior to the effective time of a consolidation, merger or statutory share exchange in which the Common Stock is converted into, or into the right to receive, another security, cash or other consideration that does not constitute a Flip-over Transaction or Event.

“Flip-in Date” shall mean the Stock Acquisition Date or such later date and time as the Board of Directors may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

“Flip-over Entity,” for purposes of Section 3.2, shall mean (i) in the case of a Flip-over Transaction or Event described in clause (i) of the definition thereof, the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other Person that is a party to such Flip-over Transaction or Event and (ii) in the case of a Flip-over Transaction or Event referenced in clause (ii) of the definition thereof, the Person receiving the greatest portion of the (A) assets or (B) operating income or cash flow being transferred in such Flip-over Transaction or Event, provided in all cases if such Person is a Subsidiary of another Person, the ultimate parent entity of such Person shall be the Flip-over Entity.

“Flip-over Stock” shall mean the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for the direction of the business and affairs) of the Flip-over Entity.

“Flip-over Transaction or Event” shall mean a transaction or series of transactions, on or after a Flip-in Date, in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a statutory share exchange with any other Person if, immediately prior to the time of consummation of the consolidation, merger or statutory share exchange or at the time the Company enters into any agreement with respect to any such consolidation, merger or statutory share exchange, the Acquiring Person is the Beneficial Owner of 90% or more of the outstanding shares of Common Stock or controls the Board of Directors and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such consolidation, merger or statutory share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons that are Affiliates or Associates or otherwise acting in concert, if, at the time of the entry by the Company (or any such Subsidiary) into an agreement with respect to such sale or transfer of assets, the Acquiring Person or any of its Affiliates or Associates controls the Board of Directors. For purposes of the foregoing description, the term “Acquiring Person” shall include any Acquiring Person and its Affiliates and Associates, counted together as a single Person. An Acquiring Person shall be deemed to control the Board of Directors when, on or following a Stock Acquisition Date, the persons who were directors of the Company (or persons nominated and/or appointed as directors by vote of a majority of such persons) before the Stock Acquisition Date shall cease to constitute a majority of the Board of Directors.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the securities are not listed or admitted to trading on the NYSE, as reported on the NASDAQ Stock Market or, if the securities are not listed or admitted to trading on the NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent, which determination shall be binding on the Rights Agent, the holders of Rights and all other Persons.

“NYSE” shall have the meaning set forth in the recitals.

“Payment Time” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, firm, partnership, limited liability partnership, limited liability company, business trust, trust, association, syndicate, group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity.

“Preferred Stock” shall mean the series of Participating Preferred Stock, par value $0.01 per share, of the Company created by a Certificate of Designation and Terms in substantially the form set forth in Exhibit B hereto appropriately completed.

“Qualifying Offer” shall mean a cash tender offer to acquire shares of Common Stock which complies with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and any other applicable law, rule or regulation, and meets all of the following requirements:

(i) such offer is a fully financed all-cash tender offer for the acquisition of all outstanding shares of Common Stock at a price per share of Common Stock in excess of $5.00 and at the same per-share consideration for all shares of Common Stock;

(ii) such offer is subject only to the minimum tender condition described below in item (iii) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

(iii) such offer is conditioned on a minimum of at least a majority of the outstanding shares of Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(iv) the Company has received an irrevocable written commitment by the offeror that such offer remains open for at least 20 Business Days; provided, that (x) if there is any increase in the cash price of such offer, such offer must remain open for at least an additional 10 Business Days after the last such increase, (y) such offer must remain open for at least 10 Business Days after the date that any bona fide alternative offer is made which, in the opinion of one or more investment banking firms designated by the Company, provides for consideration per share of Common Stock in excess of that provided for in such offer, and (z) such offer must remain open for at least

10 Business Days after the date on which such Person reduces the per share price offered in accordance with clause (v)(y) below (provided, in the case of each of clause (x), (y) and (z) above, in no event will such offer have been outstanding for less than 20 Business Days); provided further, however, that such offer need not remain open, as a result of this clause (iv), beyond (1) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under this clause (iv), or (2) the scheduled expiration date, as such date may be extended by public announcement prior to the then scheduled expiration date, of any other offer with respect to which the Board of Directors has agreed to terminate the Rights immediately prior to acceptance for payment of shares thereunder (unless such other offer is terminated prior to its expiration without any shares having been purchased thereunder); and

(v) prior to or on the date that such offer is commenced, such Person makes an irrevocable written commitment to the Company (x) to consummate an all-cash transaction or transactions promptly upon the completion of such offer, whereby all shares of Common Stock not purchased in such offer will be acquired at the same price per share of Common Stock paid in such offer, provided that the Board of Directors shall have granted any approvals required to enable such Person to consummate such transaction or transactions following consummation of such offer without obtaining the vote of any other stockholder, (y) that such Person will not make any amendment to the original offer which reduces the per share price offered (other than a reduction to reflect any dividend declared by the Company after the commencement of such offer or any material change in the capital structure of the Company initiated by the Company after the commencement of such offer, whether by way of recapitalization, reorganization, repurchase or otherwise), changes the form of consideration offered, reduces the number of shares being sought or which is in any other respect materially adverse to the holders of Common Stock (other than extensions of the offer consistent with the terms thereof), and (z) that neither such Person nor any of its Affiliates or Associates will make any offer for any equity securities of the Company for a period of one year after the commencement of the original offer if such original offer does not result in the tender of the number of shares of Common Stock required to be purchased pursuant to clause (iii) above, unless another all cash tender offer for all outstanding shares of Common Stock is commenced (a) at a price per share of Common Stock in excess of that provided for in such original offer or (b) with the approval of the Board of Directors (in which event, any new offer by such Person or of any of its Affiliates or Associates must be at a price not less than that provided for in such approved offer).

For the purposes of this definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (i) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board of Directors of the Company to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of this Agreement applying to a Qualifying Offer shall no longer be applicable to such offer.

“Record Time” shall have the meaning set forth in the Recitals.

“Right” shall have the meaning set forth in the Recitals.

“Rights Agent” shall have the meaning set forth in the Preamble.

“Rights Certificate” shall have the meaning set forth in Section 2.3(c).

“Rights Register” shall have the meaning set forth in Section 2.7(a).

“Separation Time” shall mean the next Business Day following the earlier of (i) the tenth Business Day (or such later date as the Board of Directors may from time to time fix by resolution adopted prior to the Separation Time that otherwise would have occurred) after the date on which any Person commences a tender or exchange offer that, if consummated, would result in such Person’s becoming an Acquiring Person, other than pursuant to a Qualifying Offer and (ii) the date of the first event causing a Flip-in Date to occur; provided, that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further, that if any tender or exchange offer referenced in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

“Stock Acquisition Date” shall mean the earlier of (i) the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person, which announcement makes express reference to such status as an Acquiring Person pursuant to this Agreement, or (ii) the date on which any Acquiring Person becomes the Beneficial Owner of more than 30% of the outstanding shares of Common Stock, in each case other than pursuant to a Qualifying Offer.

“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

“Synthetic Long Position” shall mean any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Common Stock or a value determined in whole or part with reference to, or derived in whole or in part from, the value of Common Stock and that increases in value as the value of Common Stock increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Common Stock, but shall not include any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act.

“Termination Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1.

“Trading Day,” when used with respect to any securities, shall mean a day on which the NYSE is open for the transaction of business or, if such securities are not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.

“Trading Regulation” shall have the meaning set forth in Section 2.3(c).

“Trust” shall have the meaning set forth in Section 3.1(c).

“Trust Agreement” shall have the meaning set forth in Section 3.1(c).

ARTICLE II

THE RIGHTS

2.1 Summary of Rights. As soon as practicable after the Record Time, the Company will mail a letter summarizing the terms of the Rights to each holder of record of Common Stock as of the Record Time, at such holder’s address as shown by the records of the Company.

2.2 Legend on Common Stock Certificates. Certificates for the Common Stock issued on or after the Payment Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:

Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement, dated as of November 22, 2010 (as such may be amended from time to time, the “Rights Agreement”), between Dynegy Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be terminated, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for shares of Common Stock or other securities or assets of the Company, may expire, may become null and void (including if they are “Beneficially Owned” by an “Acquiring Person” or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge after the receipt of a written request therefor.

Certificates representing shares of Common Stock that are issued and outstanding at the Payment Time shall, together with the letter mailed pursuant to Section 2.1, evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend.

If the Common Stock issued after the Payment Time but prior to the Separation Time shall be uncertificated, the registration of such Common Stock on the stock transfer books of the Company shall evidence one Right for each share of Common Stock represented thereby and the Company shall mail to every Person that holds such Common Stock a confirmation of the registration of such Common Stock on the stock transfer books of the Company, which confirmation will have impressed, printed, written or stamped thereon or otherwise affixed thereto the above legend. The Company shall mail or arrange for the mailing of a copy of this Agreement to any Person that holds Common Stock, as evidenced by the registration of the Common Stock in the name of such Person on the stock transfer books of the Company, without charge after the receipt of a written request therefor.

2.3 Exercise of Rights; Separation of Rights. (a) Subject to Sections 3.1, 5.1 and 5.10 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one one-hundredth of a share of Preferred Stock.

(b) Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (or, if the Common Stock shall be uncertificated, by the registration of the associated Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2), together, in the case of certificates issued prior to the Payment Time, with the letter mailed to the record holder thereof pursuant to Section 2.1, and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter or confirmation) of, such associated share.

(c) Subject to the terms and conditions hereof, at or after the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised pursuant to Section 2.3(d) below and (ii) will be transferred independent of shares of Common Stock. Promptly following the Separation Time, the Rights Agent upon notification of the Separation Time and provision with the necessary information for such mailing, will mail to each holder of record of Common Stock (provided that the Board of Directors has not elected to exchange all of the then outstanding Rights pursuant to Section 3.1(c)) as of the Separation Time (other than any Person whose Rights have become null and void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose along with any other information necessary for such mailing), (x) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement and as do not affect the rights, liabilities, responsibilities or duties of the Rights Agent, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national securities exchange or quotation system on which the Common Stock or the Rights may from time to time be listed or traded (“Trading Regulation”), or to conform to usage, and (y) a disclosure statement describing the Rights. Receipt of a Rights Certificate by any Person shall not preclude a later determination that such Rights are null and void pursuant to Section 3.1(b).

(d) Subject to the terms and conditions hereof, Rights may be exercised on any Business Day at or after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly executed and properly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if uncertificated, the registration on the stock transfer books of the Company) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.

(e) Upon receipt of a Rights Certificate, with a properly completed and duly signed Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent stock certificates evidencing such number of shares or other securities to be purchased or, in the case of uncertificated shares or other securities, requisition from a transfer agent a notice setting forth such number of shares or other securities to be purchased for which registration will be made on the stock transfer books of the Company (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions), and (B) if the Company elects pursuant to Section 5.5 not to issue certificates (or effect registrations on the stock transfer books of the Company) representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased (the Company hereby irrevocable authorizes each such depositary agent to comply with such requisitions) or, when necessary to comply with this Agreement, requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5 and (ii) after receipt of such certificates, depositary receipts, notices and/or cash, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates, depositary receipts or notices) in such name or names as may be designated by such holder.

(f) In case the holder of any Rights shall exercise less than all of the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g) The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by registration on the stock transfer books of the Company) upon exercise of Rights shall, at the time of delivery of the certificates (or registration) for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered (or registered) and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act of 1933, as amended or the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all taxes and charges that may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised.

(h) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to the exercise or assignment of a Rights Certificate unless the registered holder of such Rights Certificate shall have (i) properly completed and duly signed the certificate following the form of assignment or the form of election to exercise, as applicable, set forth on the reverse side of the Rights Certificate surrendered for such exercise or assignment, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby, and the Affiliates and Associates of such Beneficial Owner or former Beneficial Owner, as the Company or the Rights Agent may reasonably request and (iii) paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates as required under Section 2.3(d).

2.4 Adjustments to Exercise Price; Number of Rights. (a) In the event the Company shall at any time after the Record Time and prior to the Separation Time (i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock including any fractional shares in lieu of which such holder received cash (the “Expansion Factor”) that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event that the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of Common Stock otherwise than in a transaction referenced in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share (or, if the Common Stock shall be uncertificated, such Right shall be evidenced by the registration of such Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2). Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Separation Time only to the extent provided in Section 5.3.

(b) In the event that the Company shall at any time after the Record Time and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or statutory share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.

(c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate. Subject to Section 4.3(c), the Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have any knowledge of, any adjustment or any such event unless and until it shall have received such a certificate.

(d) Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Agreement, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

2.5 Date on Which Exercise is Effective. Each Person in whose name any certificate for shares is issued (or registration on the stock transfer books is effected) upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby on the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

2.6 Execution, Authentication, Delivery and Dating of Rights Certificates. (a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board of Directors, President or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Separation Time, the Company will notify the Rights Agent in writing of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and, subject to Section 3.1(b), the Rights Agent shall countersign (either manually or by facsimile) and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). Until written notice provided for in this Section 2.6 is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Separation Time has not occurred. No Rights Certificate shall be valid for any purpose unless manually or by facsimile countersigned by the Rights Agent.

(b) Each Rights Certificate shall be dated the date of countersignature thereof.

2.7 Registration, Registration of Transfer and Exchange. (a) After the Separation Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Time. After the Separation Time, the Rights Certificates are transferable only on the Rights Register.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and, if requested and provided with all necessary information for such delivery, deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto. The Rights Agent shall have no duty or obligation under any section of this Agreement that requires the payment of taxes or charges unless and until it is satisfied that all such taxes and/or charges have been paid.

(d) The Company shall not register the transfer or exchange of any Rights that have become null and void under Section 3.1(b), been exchanged under Section 3.1(c) or been terminated under Section 5.1.

2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates. (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of written notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Rights Agent shall countersign and, if provided with all necessary information for such delivery, deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c) As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b) shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or notice of transfer, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated shares of Common Stock).

2.10 Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Company.

2.11 Agreement of Rights Holders. Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a) prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

(b) after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c) prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(d) Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become null and void;

(e) this Agreement may be supplemented or amended from time to time in accordance with its terms;

(f) the Board of Directors shall have the exclusive power and authority delegated to it pursuant to Section 5.14; and

(g) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN

THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in. (a) In the event that prior to the Expiration Time a Flip-in Date shall occur, except as otherwise provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.10), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock).

(b) Notwithstanding the foregoing, any Rights that are Beneficially Owned on the Stock Acquisition Date by an Acquiring Person or an Affiliate or Associate thereof shall become null and void and any holder of such Rights (including transferees, whether direct or indirect, of any such Persons) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agreement. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise or, if requested, will not provide such additional evidence, including, without limitation, the identity of the Beneficial Owners and their Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) as the Company or the Board of Directors shall reasonably request in order to determine if such Rights are null and void, then the Company shall be entitled conclusively to deem the Rights to be Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or a transferee of any of the foregoing and accordingly deem the Rights evidenced thereby to be null and void and not transferable, exercisable or exchangeable.

(c) The Board of Directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock elect to exchange all (but not less than all) of the then outstanding Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Separation Time any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).

Immediately upon the action of the Board of Directors electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become null and void pursuant to Section 3.1(b)), whether or not previously exercised, will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio. The exchange of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become null and void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.9. Before effecting an exchange pursuant to this Section 3.1(c), the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all or some (as designated by the Board of Directors) of the shares of Common Stock (or other securities) issuable pursuant to the exchange, and all or some (as designated by the Board of Directors) holders of Rights entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends paid or distributions made thereon after the date on which such shares are deposited in the Trust) only from the trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Prior to effecting an exchange and registering shares of Common Stock (or other such securities) in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including, without limitation, the identity of the Beneficial Owners thereof and their Affiliates and

Associates (or former Beneficial Owners thereof and their Affiliates and Associates) as the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 3.1(b) and not transferable or exerciseable or exchangeable in connection herewith. Any shares of Common Stock or other securities issued at the direction of the Board of Directors in connection herewith shall be validly issued, fully paid and nonassessable shares of Common Stock or of such other securities (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued. Approval by the Board of Directors of this Agreement shall constitute a determination by the Board of Directors that such consideration is adequate.

Each Person in whose name any certificate for shares is issued (or for whom any registration on the stock transfer books of the Company is made) upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the date upon which the Rights Certificate evidencing such Rights was duly exchanged (or deemed exchanged by the Company) and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such exchange and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the next succeeding Business Day on which the stock transfer books of the Company are open.

(d) Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, as determined by the Board of Directors, may substitute therefor shares of Preferred Stock, at a ratio of one one-hundredth of a share of Preferred Stock for each share of Common Stock so issuable, subject to adjustment.

(e) In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise in full of the Rights in accordance with Section 3.1(a) or if the Company so elects to make the exchange referenced in Section 3.1(c), to permit the issuance of all shares pursuant to the exchange, the Company shall either (i) call a meeting of stockholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be necessary to ensure and provide, as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date (and remaining in effect) to which it is a party, that each Right shall thereafter constitute the right to receive, (x) in the case of any exercise in accordance with Section 3.1(a), at the Company’s option, either (A) in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or (B) without payment of consideration (except as may be required for the valid issuance of securities or otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) in the case of an exchange of Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

3.2 Flip-over. (a) Prior to the Expiration Time, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights (the terms of which shall be reflected in an amendment to this Agreement entered into with the Rights Agent), providing that, upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms hereof, that number of shares of Flip-over Stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consummation or occurrence any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Flip-over Stock) and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement.

(b) Prior to the Expiration Time, unless the Rights will be terminated pursuant to Section 5.1 pursuant to an agreement entered into by the Company prior to a Flip-in Date, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event if (i) at the time thereof there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights upon consummation of such transaction, (ii) prior to, simultaneously with or immediately after such Flip-over Transaction or Event, the stockholders of the Person who constitutes, or would constitute, the Flip-over Entity shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates, or (iii) the form or nature of organization of the Flip-over Entity would preclude or limit the exercisability of the Rights.

(c) The provisions of this Section 3.2 (i) shall apply to successive Flip-over Transactions or Events but (ii) shall not apply to a transaction described in clause (i) of the definition of Flip-over Transaction or Event if (x) such transaction is consummated with a Person or Persons who acquired shares of Common Stock pursuant to a Qualifying Offer (or a wholly owned subsidiary of any such Person or Persons), (y) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such Qualifying Offer and (z) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is cash. Upon consummation of any such transaction contemplated by clause (ii) of this Section 3.2(c), all Rights hereunder shall expire.

ARTICLE IV

THE RIGHTS AGENT

4.1 General. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in connection with the preparation, negotiation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense, incurred without gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance and administration of this Agreement or in the performance of its duties hereunder, including the costs and expenses of defending against any claim of liability. The provisions of this Section 4.1 and Section 4.3 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent hereunder.

(b) Subject to Section 4.3(c), the Rights Agent may conclusively rely upon and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder in reliance upon any certificate for securities (or registration on the stock transfer books of the Company) purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 4.3 hereof. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

4.2 Merger or Consolidation or Change of Name of Rights Agent. (a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor

Rights Agent under the provisions of Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3 Duties of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Agreement (and no implied duties and obligations) upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or legal counsel for the Rights Agent), and, subject to Section 4.3(c), the opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken or omitted by it in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board of Directors, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and, subject to Section 4.3(c), such certificate will be full and complete authorization and protection to the Rights Agent for any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent will be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights

Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Any liability of the Rights Agent under this Agreement shall be limited to an amount equal to $75,000.

(d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates, if any, for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e) The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate, if any, for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability or exchangeability of the Rights (including the Rights becoming null and void pursuant to Section 3.1(b)) or any change or adjustment to the terms of the Rights required under the provisions of Section 2.4, 3.1 or 3.2 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after receipt of the certificate contemplated by Section 2.4 describing any such change or adjustment, upon which the Rights Agent may rely); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of its duties under the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board of Directors, the President or any Vice President or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Company, and to apply to such persons for advice or instructions in connection with its duties and, subject to Section 4.3(c), such instructions shall be full authorization and protection to the Rights Agent and it shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with instructions of any such person. Subject to Section 4.3(c), the Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent under this Agreement and the date on or after which such action shall be taken, suffered or such omission shall be effective. Subject to

Section 4.3(c), the Rights Agent shall not be liable for any action taken or suffered by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than ten (10) Business Days after, but not including the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission) the Rights Agent shall have received in response to such application written instructions with respect to the proposed action or omission specifying a different action to be taken, suffered or omitted to be taken.

(h) The Rights Agent and any stockholder, Affiliate, director, officer or employee of the Rights Agent (in each case, other than an Acquiring Person) may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, Affiliate, director, officer, agent or employee from acting in any other capacity for the Company or for any other legal entity.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not assured to it.

4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock known to the Rights Agent by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Company may remove the Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights or the Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V

MISCELLANEOUS

5.1 Termination. (a) The Board of Directors may, at its option, at any time prior to the Flip-in Date, elect to terminate the Rights without any payment to any holder thereof. To encourage third parties seeking to acquire the Company to make a non-coercive offer which will maximize value for all stockholders, the Board of Directors shall consider, in determining whether to terminate the Rights in connection with any proposal or offer, whether such proposal or offer meets the requirements of a Qualifying Offer, and, if not, in which respects such offer or proposal fails to meet such requirements.

(b) Immediately upon the action of the Board of Directors electing to terminate the Rights (or, if the resolution of the Board of Directors electing to terminate the Rights states that the termination will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter be null and void.

5.2 Expiration. The Rights and this Agreement shall expire at the Expiration Time and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except, if the Rights have been exchanged, as provided in Section 3.1.

5.3 Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Separation Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock (other than any securities issued or issuable in connection with the exercise or exchange of Rights) or to options, in each case issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing.

5.4 Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) prior to the Flip-in Date, in any respect and (ii) on or after the Flip-in Date, to make any changes that the Company may deem necessary or desirable (x) that shall not materially adversely affect the interests of the holders of Rights generally

(other than the Acquiring Person or any Affiliate or Associate thereof) or (y) in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective, including, without limitation, any change in order to satisfy any applicable law, rule or regulation, including any Trading Regulation on any applicable exchange so as to allow trading of the Company’s securities thereon. Any supplement or amendment authorized by this Section 5.4 will be evidenced by a writing signed by the Company and the Rights Agent. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company which satisfies the terms of the preceding sentence or Section 2.4(b) or Section 3.2(a), provided that the Company had delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment complies with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to enter into any supplement or amendment that affects the Rights Agent’s own rights, duties immunities or obligations under this Agreement.

5.5 Fractional Shares. If the Company elects not to issue certificates representing (or register on the stock transfer books of the Company) fractional shares upon exercise or exchange of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such

Rights the appropriate fraction of the Market Price per share in cash. Whenever a payment for fractional Rights or fractional shares of Common Stock or Preferred Stock is to be made by the Rights Agent, the Company shall prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. Subject to Section 4.3(c), the Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares or Common Stock or Preferred Stock under any Section of this Agreement relating to the payment of fractional Rights or fractional shares of Common Stock or Preferred Stock unless and until the Rights Agent shall have received such a certificate and sufficient monies.

5.6 Rights of Action. Subject to the terms of this Agreement (including Sections 3.1(b), 5.10 and 5.14), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, the Board of Directors or the Company, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.7 Holder of Rights Not Deemed a Stockholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities that may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 5.8), or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

5.8 Notice of Proposed Actions. In case the Company shall propose at or after the Separation Time and prior to the Expiration Time (i) to effect or permit a Flip-over Transaction or Event or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.9, and to the Rights Agent, a notice of such proposed action, which shall specify the date on which such Flip-over Transaction or Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 20 Business Days prior to, but not including the date of the taking of such proposed action.

5.9 Notices. Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Attention: General Counsel

Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

BNY Mellon Shareowner Services

2001 Bryan Street

11th Floor

Dallas, Texas 75201

Attention: Patti Knight

with a copy to:

Mellon Investor Services LLC

Newport Office Center VII

480 Washington Boulevard

Jersey City, New Jersey 07310

Attention: General Counsel

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Stock. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

5.10 Suspension of Exercisability or Exchangeability. To the extent that the Board of Directors determines in good faith that some action will or need be taken pursuant to, or in order to properly give effect to, Section 2.3, 3.1 or 4.4 or to comply with federal or state securities laws or applicable Trading Regulations, the Company may suspend the exercisability or exchangeability of the Rights for a reasonable period sufficient to allow it to take such action or comply with such laws or Trading Regulations. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement (with prompt written notice to the Rights Agent) stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required. Upon such suspension, any rights of action vested in a holder of Rights shall be similarly suspended.

Failure to give a notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.

5.11 Costs of Enforcement. The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder’s rights pursuant to any Rights or this Agreement.

5.12 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.13 Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.14 Determination and Actions by the Board of Directors, etc. The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration or implementation of this Agreement, including the right to determine the Rights to be null and voided pursuant to Section 3.1, after taking into account the purpose of this Agreement and the Company’s interest maintaining an orderly trading market in the outstanding shares of Common Stock. All such actions, interpretations and determinations done or made by the Board of Directors (including by a committee of the Board of Directors to the extent permitted by applicable law) shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the

Rights and all other Persons. Nothing contained in this Agreement shall be deemed to be in derogation of the obligation of the Board of Directors to exercise its fiduciary duty or shall be construed to suggest or imply that the Board of Directors shall not be entitled to reject any Qualifying Offer, or to recommend that holders of shares of Common Stock reject any Qualifying Offer, or to take any other action (including, without limitation, commencing, prosecuting, defending or settling any litigation, recommending that stockholders tender into any other offer, taking any action permitted under any applicable state laws or proposing or engaging, at any time, in any acquisition, disposition or other transfer of any securities of the Company, any merger or consolidation involving the Company, any sale or other transfer of assets of the Company, any recapitalization, liquidation, dissolution or winding up of the Company, or any other business combination or other transaction) with respect to any Qualifying Offer that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duty.

5.15 Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

5.16 GOVERNING LAW; EXCLUSIVE JURISDICTION. (a) THIS AGREEMENT, EACH RIGHT AND EACH RIGHTS CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF

SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, OBLIGATIONS AND LIABILITIES OF THE RIGHTS AGENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) (i) THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. The Company and each holder of Rights acknowledge that the forum designated by this paragraph (b) has a reasonable relation to this Agreement, and to such Persons’ relationship with one another.

(ii) The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in paragraph (b)(i). The Company and each holder of Rights undertake not to commence any action subject to this Agreement in any forum other than the forum described in this paragraph (b). The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such Persons.

5.17 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile and .pdf) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.18 Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, however, that if any such excluded term, covenant, restriction or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent in any material respect, the Rights Agent shall be entitled to resign immediately.

5.19 USA PATRIOT Act. Each Person that is a party hereto acknowledges that the Rights Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Rights Agent must obtain, verify and record information that allows the Rights Agent to identify each such person or entity. Accordingly, prior to accepting an appointment hereunder, the Rights Agent may request information from any such person or entity that will help the Rights Agent to identify such person or entity, including without limitation, as applicable, such person or entity’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Rights Agent deems necessary. Each person or entity that is a party hereto acknowledges that the Rights Agent cannot accept an appointment hereunder unless and until the Rights Agent verifies each such person or entity’s identity in accordance with the Customer Identification Program requirements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DYNEGY INC.

By:	/s/ Kent R. Stephenson
Name: Kent R. Stephenson
Title: Senior Vice President

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Patricia T. Knight
Name: Patricia T. Knight
Title: Vice President

EXHIBIT A

[Form of Rights Certificate]

Certificate No. W-	Rights

THE RIGHTS ARE SUBJECT TO TERMINATION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR AFFILIATES OR ASSOCIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING MAY BECOME VOID UNDER CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT.

Rights Certificate

DYNEGY INC.

This certifies that                     , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Stockholder Protection Rights Agreement, dated as of November 22, 2010 (as amended from time to time, the “Rights Agreement”), between Dynegy Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the Expiration Time (as such term is defined in the Rights Agreement) one one-hundredth of a fully paid share of Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company (subject to adjustment as provided in the Rights Agreement) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in the City of Jersey City (Mellon Investor Services LLC, Newport Office Center VII, 480 Washington Boulevard, Jersey City, New Jersey 07310). The Exercise Price shall initially be $12.50 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of an entity other than the Company or securities of the Company other than Preferred Stock or assets of the Company, all as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) terminated without any payment to the holder by the Company under certain circumstances, at its option, or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock or one one-hundredth of a share of Preferred Stock per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:

ATTEST:	DYNEGY INC.

By
Secretary

Countersigned:

MELLON INVESTOR SERVICES LLC

By
Authorized Signature

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED hereby sells, assigns and transfers unto

(Please print name

and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                      Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:             ,

Signature Guaranteed:
Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to

exercise the Rights Certificate.)

TO: DYNEGY INC.

The undersigned hereby irrevocably elects to exercise                                          whole Rights represented by the attached Rights Certificate to purchase the shares of Participating Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Address:

Social Security or Other Taxpayer
Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Address:

Social Security or Other Taxpayer
Identification Number:

Dated:             ,

Signature Guaranteed:
Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION AND TERMS

OF PARTICIPATING PREFERRED STOCK OF DYNEGY INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

We, the undersigned,                                          and                                         , the                                         , and                     , respectively, of Dynegy Inc., a Delaware corporation (the “Corporation”), do hereby certify as follows:

Pursuant to authority granted by Article 5, Section 5.2 of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new series of the Corporation’s Preferred Stock, par value $0.01 per share, and certain qualifications, limitations and restrictions thereon:

RESOLVED, that there is hereby established a series of Preferred Stock, par value $0.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i) The distinctive serial designation of this series shall be “Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii) The number of shares in this Series shall initially be             ,1 which number may from time to time be increased or decreased

[1]	Number equal to the number of shares of Common Stock outstanding on date prior to filing certificate of designation divided by 100 to be inserted.

(but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares which are whole number multiples of one one-hundredth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $    2 over the aggregate dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 100 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time after the close of business on             , 20103 (A) declare or pay a dividend on

[2]	An amount equal to 1/4 of 1% of the Exercise Price divided by the number of shares of Preferred Stock purchasable upon exercise of one Right to be inserted.
[3]	For a certificate of designation relating to shares to be issued pursuant to Section 2.3 of the Rights Agreement, Separation Time to be inserted. For a certificate of designation relating to shares to be issued pursuant to Section 3.1(d) of the Rights Agreement, Flip-in Date to be inserted.

any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not paid in full upon this Series and any other stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on this Series and such other stock shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other stock bear to each other. Neither the Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A)             4 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

[4]	An amount equal to 100 times the Exercise Price in effect as of the Separation Time to be inserted.

For the purposes of this Section (v), the consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(vi) The shares of this Series shall not be redeemable.

(vii) In addition to any other vote or consent of stockholders required by law or by the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation, and except as otherwise required by law, each share (or fraction thereof) of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and shall have the number of votes thereon that a holder of the Reference Package would have.

IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the      day of             ,         .

Attest: